Exhibit 15(b)





          December 17, 1998



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549


          Ladies and Gentlemen:

          We are aware that Tucson Electric Power Company has included our reports dated May 5, 1998, August 4, 1998 and November 6, 1998 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Prospectus constituting part of its Registration Statement on Form S-4 to be filed on or about December 18, 1998. We are also aware of our responsibilities under the Securities Act of 1933.


          Yours very truly,

          /s/ PricewaterhouseCoopers LLP